UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ACTEL CORPORATION

(Exact name of registrant as specified in its charter)

California	77-0097724
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2061 Stierlin Court

Mountain View, California 94043-4655

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:  ☒

Securities Act registration statement file number to which this form relates: Not applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
Title of Class

AMENDMENT NO. 1 TO FORM 8-A

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Actel Corporation, a California corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on October 24, 2003 (the “Form 8-A”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and supplemented by adding the following:

On October 2, 2010, the Company entered into an Agreement and Plan of Merger with Microsemi Corporation, a Delaware corporation (“Parent”), and Artful Acquisition Corp., a California corporation and wholly owned subsidiary of Parent (“Purchaser”), pursuant to which, and on the terms and subject to the conditions thereof, Purchaser commenced a cash tender offer (the “Offer”) on October 4, 2010 to acquire all of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), including the associated Rights issued in connection with and subject to the Rights Agreement, as amended (which Rights, together with the shares of Company Common Stock, are hereinafter collectively referred to as “Shares”). Following the completion of the Offer, Purchaser will be merged with and into the Company (the “Merger”), in each case, on the terms and subject to the conditions of the Merger Agreement.

In connection with entering into the Merger Agreement, on October 2, 2010, the Company and the Rights Agent executed an amendment (the “First Amendment”) to the Rights Agreement. The First Amendment provides that neither Parent, Purchaser nor any of their respective affiliates or associates, directors, officers or employees shall be deemed an “Acquiring Person” for purposes of the Rights Agreement solely by reason of: (i) the approval, execution or delivery of, or the consummation of the transactions contemplated by the Merger Agreement; (ii) the commencement, conduct and consummation of the Offer, (iii) the consummation of the Merger; or (iv) the approval, execution or delivery of, or the consummation of the transactions contemplated by the Tender and Support Agreement, dated as of October 2, 2010 by and among Parent, Purchaser and the other parties listed on Annex I thereto, including any amendment or supplement thereto. In addition, the First Amendment provides that no Triggering Event, no Shares Acquisition Date and no Distribution Date shall be deemed to have occurred solely by reason of any of the foregoing.

As a result, the First Amendment renders the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. This summary of the Rights Agreement and the First Amendment do not purport to be complete and are qualified in their entirety by reference to the Rights Agreement and the First Amendment, which are filed as Exhibits 4.1 and 4.2 hereto, respectively, and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Restated Articles of Incorporation of Actel Corporation (incorporated by reference to Exhibit 3.1 to Actel Corporation’s Annual Report on Form 10-K for the fiscal year ended January 5, 2003)

3.2	Amended and Restated Bylaws of Actel Corporation (incorporated by reference to Exhibit 3.1 to Actel Corporation’s Current Report on Form 8-K filed with the SEC on July 29, 2010)

3.3	Certificate of Amendment to Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Actel Corporation (incorporated by reference to Exhibit 3.3 to Actel Corporation’s Registration Statement on Form 8-A filed with the SEC on October 24, 2003)

4.1	Preferred Stock Rights Agreement dated October 17, 2003, by and between Actel Corporation and Wells Fargo Bank N.A. (incorporated by reference to Exhibit 4.1 to Actel Corporation’s Registration Statement on Form 8-A filed with the SEC on October 24, 2003)

4.2	First Amendment to Preferred Stock Rights Agreement dated October 2, 2010, by and between Actel Corporation and Wells Fargo Bank N.A. (incorporated by reference to Exhibit 4.1 to Actel Corporation’s Current Report on Form 8-K filed with the SEC on October 4, 2010)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ACTEL CORPORATION

Date: October 12, 2010	By:	/S/ MAURICE E. CARSON
Maurice E. Carson
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation of Actel Corporation (incorporated by reference to Exhibit 3.1 to Actel Corporation’s Annual Report on Form 10-K for the fiscal year ended January 5, 2003)

3.2	Amended and Restated Bylaws of Actel Corporation (incorporated by reference to Exhibit 3.1 to Actel Corporation’s Current Report on Form 8-K filed with the SEC on July 29, 2010)

3.3	Certificate of Amendment to Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Actel Corporation (incorporated by reference to Exhibit 3.3 to Actel Corporation’s Registration Statement on Form 8-A filed with the SEC on October 24, 2003)

4.1	Preferred Stock Rights Agreement dated October 17, 2003, by and between Actel Corporation and Wells Fargo Bank N.A. (incorporated by reference to Exhibit 4.1 to Actel Corporation’s Registration Statement on Form 8-A filed with the SEC on October 24, 2003)

4.2	First Amendment to Preferred Stock Rights Agreement dated October 2, 2010, by and between Actel Corporation and Wells Fargo Bank N.A. (incorporated by reference to Exhibit 4.1 to Actel Corporation’s Current Report on Form 8-K filed with the SEC on October 4, 2010)